Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Announces Acquisition of Oxnard Lemon Company in California

- Dramatically Expands Sourcing, Packing and Global Marketing of Lemons –

- Expected to Add 2.0 to 2.5 Million Lemon Cartons in Fiscal 2019 -

- Expected to Generate Earnings Per Share of $0.08-$0.10 in Fiscal 2019 -

Santa Paula, CA., July 26, 2018 – Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations, announced today that it has closed an asset purchase agreement to acquire a packinghouse and related assets of Oxnard Lemon Associates, Ltd. in Oxnard, California.

Oxnard Lemon Associates, Ltd. dba Oxnard Lemon Company (“Oxnard Lemon”) is one of the leading full-line lemon packing companies in the United States, including a line of organic and specialty citrus. The Oxnard Lemon facility consists of a packinghouse and related equipment on 13 acres strategically located less than a mile from the Port of Hueneme and with packing capacity of 4,000,000 cartons per year. This transaction increases Limoneira’s share of packing and marketing third party grower fruit from California facilities. The Company’s greater volume, along with its expanding international operations, continues to support the Company’s One World of Citrus™ program servicing an increasing global marketplace. The adjacency to Limoneira’s headquarters in Santa Paula, California creates additional packing efficiencies for the combined enterprise with its two focused locations, while also nearly doubling its storage capacity, which significantly curtails future capital needs in that regard.

The newly created Oxnard Division of Limoneira will be included in Limoneira’s consolidated results of operations from the date of final closing beginning November 1, 2018. However, in order to allow Oxnard Lemon to satisfy its pre-existing sourcing obligations, Limoneira has engaged in a sale-leaseback agreement with Oxnard Lemon for a period extending through October 2018. Beginning November 1, 2018, Limoneira will realize the full financial benefit of Oxnard Lemon’s operations and as a result, the transaction will have a nominal impact on fiscal 2018 operating results. For fiscal 2019, the Company expects the acquisition to add $0.08 - $0.10 in earnings per diluted share, reflecting the addition of 2.0 to 2.5 million cartons of additional fruit from Oxnard Lemon’s operations.

Harold Edwards, President and Chief Executive Officer, stated, "We are very excited about Oxnard Lemon joining the Limoneira family. Oxnard Lemon has built a sterling reputation within the lemon industry and is at the forefront of the organic and specialty citrus movement in California. By combining our two facilities under the Limoneira platform, we will create significant efficiencies that will position us for continued sustainable long-term growth while delivering on our promise of superior grower returns and customer service through our One World of Citrus™ initiative. Our pipeline of potential acquisitions remains robust and we will continue to seek value-enhancing transactions for our shareholders.”

Amy Fukutomi, Principal Partner in Oxnard Lemon, added, “This exciting milestone will allow growers to leverage Limoneira’s growing global footprint in the fresh citrus industry and maximize their returns. We look forward to a bright future together.”

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon´âra) is a dedicated sustainability company with 14,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.